UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   January 22, 2007

Keane, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

001-7516	04-2437166
(Commission File Number)	(IRS Employer Identification No.)

100 City Square, Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 241-9200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2007, Keane, Inc., a Massachusetts corporation (the “Company”), entered into an Employment Agreement (the “Employment Agreement”) with Kirk Arnold providing for her employment as Vice Chair of the Board of Directors and Chief Executive Officer of the Company, effective January 29, 2007.  The Board of Directors has also elected Ms. Arnold to the Board of Directors and appointed Ms. Arnold as President of the Company, effective January 29, 2007.

In connection with Ms. Arnold’s appointment as President and Chief Executive Officer, effective January 29, 2007, John Leahy will cease serving as interim President and Chief Executive Officer of the Company, continuing in his role as Executive Vice President and Chief Financial Officer, and the Office of the President, consisting of Mr. Leahy and Russell J. Campanello, Senior Vice President, Human Resources, will be disbanded.

Pursuant to the Employment Agreement, Ms. Arnold will be entitled to receive a base salary at an annualized rate of not less than $600,000 and will be eligible for an annual bonus, the target amount of which will be 100% of her base salary.  At the sole discretion of the Board of Directors, for Ms. Arnold’s first year of employment, the Company may also award Ms. Arnold a sign-on bonus of up to $250,000.  Pursuant to the Employment Agreement, on January 29, 2007, Ms. Arnold will receive a grant of options to purchase 550,000 shares of common stock of the Company and 200,000 shares of restricted stock of the Company (the “Equity Awards”).  The Equity Awards will vest in four equal annual installments beginning on the first anniversary of the grant date, and the options will have an exercise price equal to the fair market value of the Company’s common stock on January 29, 2007.

If Ms. Arnold’s employment is terminated by the Company without cause or by Ms. Arnold for good reason (each as defined in the Employment Agreement), other than following a change of control, Ms. Arnold will be entitled to a lump sum payment equal to two times her base salary plus, in the case of termination without cause, her base salary rate for any portion of the 90-day notice period to which she is entitled for termination without cause that is not provided to her.

If Ms. Arnold’s employment is terminated by the Company without cause or by Ms. Arnold for good reason (each as defined in the Employment Agreement), in either case following a change of control of the Company, Ms. Arnold will be entitled to a lump sum payment equal to two times her base salary and two times her targeted annual bonus.  In addition, her stock options and restricted stock will vest in full, subject to certain limitations specified in the Employment Agreement.

The foregoing description of the terms of the Employment Agreement and the Equity Awards is a summary only and is qualified in all respects by reference to the Employment Agreement, including the forms of incentive stock option agreement, nonstatutory stock option agreement and restricted stock agreement for the Equity Awards, attached hereto as Exhibit 99.1 and incorporated herein by reference.

Ms. Arnold, 47, served as Executive Vice President of Product, Marketing and Strategy of the Human Resources Outsourcing Group at Fidelity Investments, a provider of financial services, investment management and retirement and brokerage services, from June 2004 to January 2007.  She led sales and marketing as Senior Vice President in Fidelity’s Institutional Retirement Services organization from May 2003 to June 2004. Prior to joining Fidelity Investments, Ms. Arnold served as President and Chief Executive Officer of NerveWire, Inc., a venture-backed IT services business, from February 2002 to

February 2003 and served as the President and Chief Operating Officer of NerveWire, Inc. from February 2000 to February 2002.

The press release announcing the appointment of Ms. Arnold as Vice Chair, President and Chief Executive Officer is attached hereto as Exhibit 99.2.

Item 9.01      Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                           Employment Agreement, dated as of January 22, 2007, by and between Keane, Inc. and Kirk Arnold, including forms of incentive stock option agreement, nonstatutory stock option agreement and restricted stock agreement.

99.2                           Press Release entitled “Keane Announces Appointment of Kirk Arnold as Vice Chair and President and CEO”, issued by the Company on January 22, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2007	KEANE, INC.

	By:	/s/ John J. Leahy
John J. Leahy
Executive Vice President of Finance and Administration and Chief Financial Officer and Interim President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1

Employment Agreement, dated as of January 22, 2007, by and between Keane, Inc. and Kirk Arnold, including forms of incentive stock option agreement, nonstatutory stock option agreement and restricted stock agreement.

99.2	Press Release entitled “Keane Announces Appointment of Kirk Arnold as Vice Chair and President and CEO”, issued by the Company on January 22, 2007.